Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-220834

The information in this preliminary prospectus supplement and the accompanying base prospectus is not complete and may be changed. A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying base prospectus are not offers to sell these securities, and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 31, 2018.

PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated October 24, 2017)

NUVECTRA CORPORATION

Shares

of Common Stock

$          per share

We are offering          shares of our common stock in this offering. Our common stock is listed on The NASDAQ Global Market under the symbol “NVTR.” On January 29, 2018, the closing price of our common stock was $8.37 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements under this prospectus supplement and future filings.

Investing in our common stock involves risks. You should carefully consider the risk factors beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1) See “Underwriting” for a description of compensation payable to the underwriters.

Delivery of the shares of common stock in this offering is expected to be made on or about          , 2018.

We have granted the underwriters an option for a period of 30 days to purchase up to          additional shares of our common stock. If the underwriters exercise this option in full, the total underwriting discounts and commissions payable by us will be $          and the total proceeds to us, before expenses, will be $          .

Sole Book-Running Manager

Piper Jaffray

Co-Managers

JMP Securities	SunTrust Robinson Humphrey

The date of this prospectus supplement is          , 2018

Table of Contents

Prospectus Supplement

About this Prospectus Supplement	S-1
Prospectus Supplement Summary	S-2
Risk Factors	S-9
Information Regarding Forward-Looking Statements	S-11
Available Information	S-12
Incorporation of Certain Information by Reference	S-12
Use of Proceeds	S-13
Dividend Policy	S-14
Dilution	S-14
Material U.S. Federal Income Tax Consequences to Non-U.S. Holders	S-15
Underwriting	S-18
Legal Matters	S-24
Experts	S-24

Prospectus

About this Prospectus	2
Risk Factors	2
Information Regarding Forward-Looking Statements	3
Nuvectra Corporation	3
Available Information	4
Incorporation of Certain Information by Reference	4
Use of Proceeds	5
The Securities We May Offer	5
Description of Capital Stock	6
Description of Depositary Shares	10
Description of Warrants	12
Description of Rights	14
Description of Purchase Contracts	15
Description of Units	16
Plan of Distribution	16
Legal Matters	18
Experts	18

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. The prospectus supplement describes the specific terms of this offering and also adds to and updates the information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The accompanying base prospectus gives more general information, some of which may not apply to this offering. If there is a difference between the information contained in this prospectus supplement and the information contained in the accompanying base prospectus or any document incorporated by reference having an earlier date than the date of this prospectus supplement, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying base prospectus combined, together with the documents incorporated by reference herein or therein.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying base prospectus, or contained in any free writing prospectus with respect to this offering filed by us with the SEC, including the additional information under the captions “Incorporation of Certain Information by Reference” and “Available Information” in this prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should assume that the information appearing in this prospectus supplement or the accompanying base prospectus and the documents incorporated by reference herein or therein, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States, or the U.S., who come into possession of this prospectus supplement and the accompanying base prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying base prospectus outside the U.S. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying base prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise indicated, all references in this prospectus supplement to “Nuvectra,” the “Company,” “we,” “us,” and “our” mean Nuvectra Corporation and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary description about us, our business and this offering highlights selected information contained elsewhere in this prospectus supplement or incorporated in this prospectus supplement by reference. This summary does not contain all of the information you should consider before deciding to invest in our common stock. You should carefully read this entire prospectus supplement, the accompanying base prospectus and any free writing prospectus with respect to this offering filed by us with the SEC, including each of the documents incorporated herein or therein by reference, before making an investment decision. You should carefully consider the information set forth under “Risk Factors” on page S-9 and in the documents incorporated by reference into this prospectus supplement or the accompanying base prospectus.

Company Overview

Our Business

We are a neurostimulation medical device company focused on the development and commercialization of our neurostimulation technology platform with a broad range of applications for the treatment of various disorders through stimulation of tissues associated with the nervous system. Our neurostimulation technology platform has the capability to provide treatment to patients in several established and growing neurostimulation markets, including spinal cord stimulation, or SCS, sacral neuromodulation, or SNM, deep brain stimulation, or DBS, and other emerging neurostimulation markets. Following our spin-off from Integer Holdings Corporation, or Integer, we became an independent, publicly-traded company as of March 14, 2016, and our common stock began trading on the NASDAQ Global Market under the symbol “NVTR.” Prior to the spin-off, we were a wholly-owned subsidiary of Integer.

Our Algovita™ SCS system, or Algovita, is the first application of our neurostimulation technology platform and is indicated for the treatment of chronic pain of the trunk and limbs. We believe Algovita brings to market a user friendly, robust and flexible design with a broad set of product capabilities and advanced technology and is well positioned to compete in and help grow the existing SCS market, currently estimated at approximately $2 billion globally. Algovita received premarket approval from the FDA in November 2015, and we commercially launched Algovita in the United States during the first half of 2016. In 2017, we filed regulatory submissions with FDA and CE Mark authorities for full-body MRI Conditional approval for Algovita. We currently anticipate full-body MRI Conditional approval in the second quarter of 2018 for CE Mark and in the fourth quarter of 2018 for the FDA.

Over 1,000 implants of Algovita have been performed in the United States. Outside of the United States, Algovita obtained CE Mark approval in June 2014 and is indicated for the treatment of chronic intractable pain of the trunk or limbs. Algovita is reimbursable under existing SCS codes in the United States, the European Union and Australia, and has been commercially available to patients in Germany and several other European countries since November 2014.

We have also developed our existing platform for use in the SNM market and have filed regulatory submissions with the FDA and CE Mark authorities in January 2017 and December 2016, respectively, for Virtis™, the Company’s SNM system for the treatment of urinary retention and the symptoms of overactive bladder. We expect Virtis to be the second entrant in the United States SNM market in 2018.

In addition, in early 2016, as a partnering opportunity we entered into a strategic development agreement with Aleva Neurotherapeutics S.A., or Aleva. Through this agreement we are leveraging our neurostimulation technology platform to develop a DBS system for Aleva to treat Parkinson’s disease and Essential Tremor. This platform is still under development, and if we complete development of a DBS system for Aleva, we expect that Aleva will continue to commercialize the DBS system. During the third quarter of 2017, Aleva received additional financing and we extended this development agreement through 2018.

Our NeuroNexus Technologies, Inc. subsidiary, or NeuroNexus, is the neuroscience and clinical research portion of our business. NeuroNexus works closely with researchers to develop and refine new tools that aid and advance neuroscience research. NeuroNexus designs, manufactures and sells neural interface systems including high quality, high density microelectrode arrays, custom designed probes, electrode instrumentation and accessories. In addition, the NeuroNexus team possesses years of neuroscience research experience to help facilitate successful research projects and provide insight to minimize known challenges. Certain of NeuroNexus’ technologies could be incorporated into our neurostimulation technology platform in the future.

Our revenues include sales of neural interface technology, components and systems to the neuroscience and clinical markets, development and engineering service fees, and Algovita. We expect that our future revenues will come primarily from sales of neurostimulation medical device products, including Algovita, particularly as we continue our launch commercially in the United States, and VirtisTM, the second application of our neurostimulation technology platform and our first product for the SNM market, and from time to time may also include technology licensing fees, development and engineering service fees, and royalty fees.

Market Overview

The neurostimulation market is comprised of multiple individual markets each focused on the treatment of various indications through delivery of electrical stimulation to a targeted site of the body such as SCS, SNM and DBS. We estimate the combined SCS, SNM, and DBS market size at $3.4 billion in 2017, growing at an estimated 10% compound annual growth rate through 2020. We compete in the SCS market with our Algovita product, and we estimate the SCS market size at $2.0 billion in 2017, growing at an estimated 11% compound annual growth rate through 2020. We intend to compete in the SNM market with our Virtis product, and we estimate the SNM market size at $690 million in 2017, growing at an estimated 8% compound annual growth rate through 2020. The DBS market offers opportunity if we complete our development of a DBS system for Aleva, with a market size we estimate at $650 million in 2017, growing at an estimated 9% compound annual growth rate through 2020.

We believe we may be able to leverage our neurostimulation technology platform to capitalize on other opportunities, including in indications such as vagal nerve stimulation, or VNS, and peripheral nerve stimulation, or PNS. VNS is approved for the treatment of epilepsy, depression and eating disorders. Research is ongoing for the use of VNS in the treatment of heart failure and rheumatoid arthritis. PNS is approved outside the United States for treatment of chronic pain. PNS is also an emerging approach to treat chronic headaches and post-amputation “phantom limb” pain. We are not yet commercially engaged in either of these indications.

Our Neurostimulation Technology Platform

Our neurostimulation technology platform was developed to provide the most innovative capabilities currently available on the market and to provide physicians and patients with improved solutions and tailored treatment options. Our platform is fundamental to the design of Algovita and Virtis and provides the foundation for the development of future products. The key elements of our platform include:

•

Innovative core technology. Our neurostimulation technology platform consists of core technology developed using our advanced engineering and design capabilities in implantable pulse generators, or IPGs, independent current sources, algorithmic programming, chipsets and leads. We own patents and patent applications that embody developments underlying our neurostimulation technology platform.

•

Durable, flexible and stretchable leads. Our leads feature a dual coil technology designed to improve lead durability, flexibility and stretchability, thereby reducing lead migration, breakage and kinking. In addition, the dual coil design enhances steerability as compared to the straight wire lead designs used by many existing neurostimulation systems. We believe we provide the world’s first stretchable leads that enable increased spinal coverage.

•

Advanced programmability. The algorithmic driven technologies in our platform are designed to allow physicians to program Algovita and other products incorporating our platform for rapid and sequential delivery of multiple stimulation programs. These products are capable of capturing feedback from patients, thereby providing physicians and patients with the flexibility to select from a number of different stimulation programs and optimize treatment.

•

Multiple independent current sources. Our neurostimulation technology platform is capable of delivering multiple independent current sources that optimize current delivery and improve field control allowing for finer resolution and precision of therapy.

•

Unique safety features. Our neurostimulation technology platform was designed with unique safety features. The IPG has a deep discharge recovery battery, bi-directional recharge and impedance checks to improve patient safety. The patient remote control indicates the battery status of the IPG, is paired to a single IPG, has quick “stim-off” functionality that permits immediate cessation of treatment and incorporates a patient feedback tool to encourage greater patient input thus improving safety.

•

Future offering capabilities. Our neurostimulation technology platform incorporates a proprietary chipset and hardware that is capable of being configured for use in next generation treatment offerings for Algovita and in other future neurostimulation systems. It is capable of delivering significantly higher frequencies than most other SCS systems presently available on the market, as well as pulse train stimulation and customized waveforms.

Sales and Customers

Our commercialization in the United States has been led by a selling team comprised of sales management, national account coverage, direct sales representatives, sales agents and clinical specialists. Our sales organization targets physician specialists involved in SCS treatment decisions, including neurosurgeons, interventional pain specialists and orthopedic spine surgeons, who are located at strategic hospitals and outpatient surgery centers across the United States. As of December 31, 2017 our Algovita sales team for the United States consisted of approximately 70 employees with 45 active territories. The productivity of our sales representatives increased from approximately $65,000 per representative for the first quarter of 2017 to approximately $220,000 per representative for the fourth quarter of 2017. We expect productivity will improve during a sales representative’s tenure, estimating productivity per representative to be $300,000 to $500,000 for the first year, $600,000 to $900,000 for the second year, and $1.2 million to $1.5 million for the third year. We expect to leverage our existing sales management infrastructure for the commercialization of Virtis when we obtain regulatory approvals.

Algovita was designed to provide pain management solutions to patients who have evolving requirements and needs. We are still developing our customer base for Algovita, which includes distributors in Europe and hospitals, surgery centers and medical facilities in the United States served through a direct sales force and third-party distributors; therefore, the nature and extent of our selling relationships with each customer is different in terms of breadth of products purchased, purchased product volumes, length of contractual commitment, ordering patterns, inventory management, and selling prices. Our NeuroNexus customers include institutions, scientists or universities throughout the world who perform research for the neuroscience and clinical markets. Additionally, our customers include a company in the DBS market serviced through a strategic development agreement.

Intellectual Property

Protection of our intellectual property is important to our business. We rely on a combination of patent, trademark, trade secret, copyright and other intellectual property laws, non-disclosure agreements and other measures to protect our proprietary rights. As of December 31, 2017, we own 192 U.S. and 142 foreign patents and 60 pending U.S. and 62 pending foreign patent applications. Within our patent portfolio, we own patents and patent applications that embody developments underlying our neurostimulation technology platform.

We also own eight U.S. trademark registrations, 14 pending U.S. trademark applications, 23 foreign trademark registrations and eight pending foreign trademark applications. We also rely upon trade secrets, know-how and continuing technological innovation, and may rely upon other licensing opportunities in the future, to develop and maintain our competitive position.

Leadership and Engineering Team

Our leadership team has a strong track record of successful performance and execution in the neuromodulation field. Collectively, our leadership team has over 100 years of combined experience in the neuromodulation and chronic pain industry. In addition, we have an experienced engineering team with significant expertise in designing and developing medical devices for the neurostimulation market. We believe physicians and customers value working with a team like ours comprised of highly skilled professionals who have in-depth knowledge of the industry, strong engineering and development capabilities and an understanding of the needs of both patients and physicians.

Strategic and Financial Overview

Since our inception, we have been positioning the Company to utilize its platform technology for multiple indications in large and growing target neurostimulation markets. The majority of our resources have been spent designing and developing Algovita. SCS was chosen as the first sector of the neurostimulation market to pursue, as we believe that as the largest neurostimulation market segment, it is a high growth and established market, there is an established regulatory and reimbursement pathway, and we believe that there are significant unmet needs in the SCS market. We currently have four significant competitors in the United States who may be better capitalized and who offer similar SCS devices that are already established and accepted in the market. While the competitive landscape for SCS remains challenging and we may face barriers to market acceptance of our product, we believe Algovita has certain differentiating features from other existing SCS systems that offer our patients and customers a broad set of capabilities and treatment options with powerful therapy delivery.

We have been leveraging our neurostimulation technology platform for other sectors of the neurostimulation market such as SNM and DBS, and are exploring other emerging indications. We submitted a premarket approval application for Virtis to TÜV SÜD America and the FDA in December 2016 and January 2017, respectively.

If we complete development of a DBS system to treat Parkinson’s disease and Essential Tremor for Aleva, we expect that Aleva will continue to commercialize the DBS system. If it does so and is successful, we would receive royalties on the sale of these DBS systems and components.

We also intend to pursue other strategic partnerships to fund clinical and development costs of new products, expand our product distribution channels, supplement our product commercialization efforts, obtain assistance in designing and performing clinical studies and post market studies, add specialized clinical or regulatory expertise, or acquire or obtain access to complementary intellectual property.

We are implementing a post-market clinical data study designed to review and evaluate real-world outcomes of the four stimulation modes offered by Algovita. The initial study arm is designed to compare outcomes of high fidelity tonic stimulation versus ultra high pulse width stimulation. We have finalized the protocol and expect to initiate the study in the first quarter of 2018. We hope to advance the results through publication and presentations beginning in 2018.

Our revenue fluctuates on a seasonal basis, which affects the comparability of our results between periods. We have experienced lower sales in the first quarter and third quarter of the year, which we believe is due to weather-related events, holidays, the buying patterns and implant volumes of our distributors, hospitals and clinics and reimbursement related issues such as patient deductibles. These seasonal variations are difficult to predict accurately, may vary amongst different markets and regions, and at times may be entirely unpredictable. This may create additional risk to our business as we rely upon forecasts of customer demand to build inventory in advance of anticipated sales. In addition, we believe our limited history commercializing our products has, in part, made our seasonal patterns more difficult to determine, making it more difficult to predict future seasonal patterns.

Although we believe we have significant revenue growth opportunity in large, established markets, we have a history of significant net losses, and we expect to continue to incur net losses for the foreseeable future. We expect that future revenue growth will come largely from sales of Algovita in the United States market.

We have funded our operations through cash on hand and our existing credit facility. Our current credit facility consists of $40 million in term loan facilities and a $5 million revolving committed credit line. Under the term loan facilities we have an additional $12.5 million that is available to us until June 30, 2018 if we achieve a trailing six-month revenue threshold of at least $20 million.

Recent Developments

Preliminary 2017 Financial Results

Our preliminary unaudited consolidated revenue for the fourth quarter of 2017 is expected to be in the range of $11.5 million to $12.0 million, compared to $4.2 million in the fourth quarter of 2016, of which the preliminary unaudited revenue attributable to Algovita for the fourth quarter of 2017 is expected to be in the range of $10.0 million to $10.5 million, compared to $2.0 million in the fourth quarter of 2016. The increase in revenue over the prior year was primarily attributable to the first full year of commercialization of Algovita. On a preliminary basis, we expect our unaudited full year 2017 consolidated revenue to be in the range of $31.5 million to $32.0 million, compared to $12.5 million for full year 2016. Our preliminary unaudited cash balance as of the end of the 2017 fiscal year is expected to be in the range of $25 million to $28 million.  Although our revenues have increased during 2017, we still expect to incur a net loss for the fourth quarter and the fiscal year. While we experienced relatively higher sales in the fourth quarter of 2017, the size of our net loss depends on various factors such as product mix, seasonal variations, level of investments in research and development, expansion of our employee base and sales force, and fixed general and administrative costs, among other factors.

These estimates are preliminary and actual results may differ due to the completion of our closing procedures with respect to our 2017 fiscal year, final adjustments and other developments that may arise between now and the time our audited financial results for our 2017 fiscal year are finalized. These estimates should not be viewed as a substitute for full audited financial statements prepared in accordance with accounting principles generally accepted in the United States. Our expected revenues and cash balances could change materially and are not necessarily indicative of the actual results for our 2017 fiscal year or any future period. Investors are cautioned, therefore, not to place undue reliance on these preliminary revenue and cash numbers. We do not undertake any obligation to publicly update or revise these estimates, except as required by law. No independent public accounting firm has audited, reviewed, compiled or performed any procedures with respect to the preliminary financial expectations presented above. Accordingly, no independent public accounting firm expresses an opinion or any other form of assurance with respect thereto. The assumptions and estimates underlying the preliminary financial expectations are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those described under “Risk Factors” and “Information Regarding Forward-Looking Statements” in this prospectus supplement and the accompanying base prospectus.

Legal Proceedings

On September 19, 2017, Boston Scientific Corporation filed a lawsuit in district court in Suffolk County, Massachusetts, against the Company and three former employees recently hired by the Company, alleging tortious interference of contract on the part of the Company and breaches of contract related to non-solicitation and confidentiality by Boston Scientific’s former employees. We intend to vigorously defend against the allegations.

Corporate Information

Our principal executive offices are located at 5830 Granite Parkway, Suite 1100, Plano, Texas 75024, and our telephone number is (844) 727-7897. Our website address is www.nuvectramed.com. Information contained on, or connected to, our website is not part of this prospectus supplement. We are traded on the NASDAQ Global Market under the symbol “NVTR.” Our transfer agent and registrar is Computershare Trust Company, N.A.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and are eligible to take advantage of certain exemptions from various reporting requirements applicable to public companies that are not emerging growth companies. These include, but are not limited to, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, (ii) an exception from compliance with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We would cease to be an emerging growth company upon the earliest of (1) December 31, 2021, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act; (2) the last day of the first fiscal year in which our total annual gross revenue exceeds $1.07 billion (as indexed for inflation); (3) the date on which we become a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter; and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

THE OFFERING

Common stock to be offered by us	shares

Common stock to be outstanding immediately following this offering	shares (or shares if the underwriters’ option described below is exercised in full), based on an aggregate offering of shares of our common stock

Option to purchase additional shares from us	We have granted the underwriters an option for 30 days from the date of this prospectus supplement to purchase up to additional shares of our common stock.

Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes, which may include expansion of the Company’s employee base and sales force, research and development, capital expenditures and funding our operations and working capital needs. See “Use of Proceeds” on page S-13.

Risk factors

Investing in our common stock involves risk. See “Risk Factors” and other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

NASDAQ Global Market symbol	NVTR

The number of shares of common stock outstanding immediately following this offering is based on 10,849,385 shares of our common stock outstanding as of December 31, 2017 and excludes:

●	865,475 shares of our common stock issuable upon the exercise of stock options outstanding as of January 15, 2018 at a weighted-average exercise price of $6.78 per share;
●	420,074 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of January 15, 2018;
●	102,221 shares of common stock issuable upon the exercise of warrants granted to lenders under our credit facility outstanding as of January 15, 2018; and
●	778,631 shares of common stock available for future issuance as of January 15, 2018 under our 2016 Equity Plan.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding options described above and no exercise by the underwriters of their option to purchase additional shares of our common stock.

RISK FACTORS

Investing in our common stock involves substantial risk. Before you decide whether to purchase our common stock, you should consider carefully all the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and in any free writing prospectus with respect to this offering filed by us with the SEC. In particular, you should consider carefully the risk factors under “Risk Factors” beginning on page 2 of the accompanying base prospectus. You should also carefully consider the risk factors described in “Risk Factors” in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Available Information.” These risks, and additional risks not known to us or that we currently believe are immaterial, could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment.

We are hereby supplementing the risk factors under “Risk Factors” beginning on page 2 of the accompanying base prospectus by adding the following risk factors:

Risks Related to This Offering

Our leadership team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

We currently intend to use the net proceeds from this offering for general corporate purposes, which may include research and development, capital expenditures and funding our operations and working capital needs. However, we have not determined the specific allocation of the net proceeds among these potential uses. Our leadership team will have broad discretion over the use and investment of the net proceeds of this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our leadership team with respect to the use of proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment. Please see the section entitled “Use of Proceeds” on page S-13 of this prospectus supplement for further information.

If you purchase our common stock in this offering, you will experience immediate and substantial dilution in your investment.

Since the public offering price per share of our common stock is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. As a result, investors purchasing shares of common stock in this offering will incur immediate dilution of approximately $          per share, based on a public offering price of $          per share and our pro forma net tangible book value as of September 30, 2017, after giving effect to this offering. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus supplement entitled “Dilution” on page S-14.

Issuances of shares of common stock or securities convertible into or exercisable for shares of common stock following this offering, as well as the exercise of warrants issued to our lenders, will dilute your ownership interests and may adversely affect the market price of our common stock.

As with any independent publicly-traded company, your percentage ownership in us may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including incentive equity awards that we have granted, and expect to continue to grant, to our directors, officers and employees. In addition, under our credit facility, we have issued, and expect to issue, warrants to the lenders to purchase a number of shares of our common stock with a notional value equal to 4.5% of the funded amount of such term loan tranches, with all warrants issued at the time of a tranche funding having an exercise price equal to the lower of the average closing price of our common stock for the ten previous days of trading or the closing price of our common stock on the day prior to such tranche funding. Each warrant is exercisable for ten years from the date of issuance. If we issue common stock or securities convertible into or exercisable for shares of common stock, our stockholders would experience dilution and our stock price may decline.

Changes in tax law may affect the U.S. federal tax considerations of the purchase, ownership and disposition of our common stock.

On December 22, 2017, the Tax Cuts and Jobs Act was enacted into law resulting in significant changes to United States federal income taxation law, including changes to the U.S. federal income taxation of corporations, including us, and changes to the U.S. federal income taxation of stockholders in U.S. corporations, including investors in our common stock. The Treasury Department is expected to, but has not yet, issued regulations and other guidance regarding this new legislation. We are currently unable to predict what guidance will be issued with respect to the Tax Cuts and Jobs Act, whether any further changes to United States federal income taxation law will occur or the impact of any of the foregoing, including on the U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock, as discussed in the section of this prospectus supplement entitled “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders.”

A substantial number of shares may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. Upon completion of this offering, based on our shares outstanding as of December 31, 2017, we will have          shares of common stock outstanding, assuming no exercise of the underwriters’ option to purchase additional shares of common stock. Of these shares, 341,782 shares, plus an additional 299,336 shares underlying securities that are convertible into common stock, will be subject to a contractual lock-up with the underwriters for this offering for a period of 90 days following this offering. These shares can be sold, subject to any applicable volume limitations under federal securities laws, after the earlier of the expiration of, or release from, the 90-day lock-up period. The balance of our outstanding shares of common stock, including any shares purchased in this offering, may be resold into the public market immediately without restriction, unless these shares are owned or purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act.

As of January 15, 2018, there were 1,285,549 shares of common stock subject to outstanding awards under The Nuvectra Corporation 2016 Equity Incentive Plan, or the “2016 Equity Plan,” all of which shares we have registered under the Securities Act on registration statements on Form S-8. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described above, to the extent applicable. Additionally, as of January 15, 2018, there were 102,221 shares of common stock issuable upon the exercise of warrants that we have granted to lenders under our credit facility.

An active, liquid and orderly market for our common stock may not be sustained and the trading price of our common stock is volatile.

The trading price of our common stock is highly volatile and is subject to wide fluctuations in response to various factors, some of which are beyond our control. These risk factors include those discussed in this “Risk Factors” section and elsewhere in this prospectus supplement, as well as:

●

results from, or any delays in, clinical trial programs relating to our product candidates, including any additional planned clinical trials for our Algovita™ spinal cord stimulation system, or Algovita, or our Virtis™ sacral neuromodulation system, or Virtis;

●

our reliance on each of Integer Holdings Corporation, our exclusive and sole manufacturer and supplier of parts and components for Algovita, and Minnetronix, Inc., our sole-source supplier of external peripheral devices;

●

any supply shortages or delays, manufacturing problems or price fluctuations related to Algovita or its components that could impact our inventory supply and inhibit our ability to meet demand as we expand our business;

●	announcements of new products by us or our competitors;

●	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;
●	recalls of our products;
●	our operating results;
●	our cash-on-hand and overall liquidity;
●	dilution of our common stock resulting from the issuance of additional shares of common stock, preferred stock or securities convertible into additional shares of common stock;
●	changes or developments in laws or regulations applicable to Algovita and our other products;
●	failure to obtain regulatory approval for Virtis in the United States or Europe;
●	the success of our efforts to acquire or develop additional products;
●	any intellectual property infringement actions in which we may become involved;
●	announcements concerning our competitors or the medical device industry in general;
●	achievement of expected product sales and profitability;
●	United States Food and Drug Administration, or FDA, or foreign regulatory actions affecting us or our industry or other healthcare reform measures in the United States;
●	changes in financial estimates or recommendations by securities analysts;
●	trading volume of our common stock;
●	sales of our common stock by us, our executive officers and directors or our stockholders in the future;
●	general economic and market conditions and overall fluctuations in the United States equity markets; and
●	the loss of any of our key scientific personnel or executive officers.

In addition, the stock markets in general, and the markets for equity securities of medical device companies in particular, have experienced volatility that may have been unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the trading price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business, which could seriously harm our financial position. Any adverse determination in litigation could also subject us to significant liabilities.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and other materials we will file with the SEC contain or will contain certain “forward-looking statements” regarding business strategies, market potential, future financial performance and other matters. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “assume,” “intend,” “strategy,” “goals,” “objectives,” “potential,” “anticipate,” “plan” or “continue,” or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these words and similar expressions, among others. The matters discussed in these forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all important factors on our business or the extent to which any factor, or combination of such factors, may cause actual results to differ materially from those contained in any forward looking statements we may make. In light of these risks, uncertainties and assumptions, the forward looking events and circumstances discussed in this prospectus supplement, the accompanying base prospectus and the documents that we incorporate by reference in each, may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward looking statements.

Some of the important factors that could cause actual results to differ from our expectations include regional, national or global political, economic, business, competitive, market and regulatory conditions and the other important factors included in the section entitled “Risk Factors” in this prospectus supplement as well as in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K. We qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus supplement, the accompanying base prospectus and the documents that we incorporate by reference in each, whether as a result of any new information, future events, changed circumstances or otherwise.

All subsequent written and oral forward looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements may not occur, and you should not place any undue reliance on any of our forward-looking statements. Our forward-looking statements speak only as of the date made and we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities that may be offered under this prospectus supplement. This prospectus supplement, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information about us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.nuvectramed.com. Information on our website is not incorporated into this prospectus supplement or our other securities filings and is not a part of this prospectus supplement.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in the offering under this prospectus supplement, you should always check for reports we may have filed with the SEC after the date of this prospectus supplement. We incorporate by reference into this prospectus supplement (i) the documents listed below, (ii) any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act following the date of this prospectus supplement and prior to the termination of the offering covered by this prospectus supplement, in each case other than information furnished to the SEC (including information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit), which is not deemed filed under the Exchange Act and is not incorporated in this prospectus supplement:

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our Annual Report on Form 10-K for the fiscal year ended December 30, 2016, filed with the SEC on March 9, 2017 (including the portions of our proxy statement for our 2016 annual meeting of stockholders incorporated by reference therein);

●

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 9, 2017, August 8, 2017 and November 1, 2017, respectively;

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our Current Report on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items, unless specifically stated to the contrary), filed with the SEC on May 24, 2017, and

●

the description of our common stock contained in the sections entitled “The Spin-Off,” “Listing and Trading of our Common Stock,” and “Dividend Policy” in Exhibit 99.1 of the Registration Statement on Form 10 (Registration No. 333-33379), filed with the SEC on July 30, 2015, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus supplement, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Nuvectra Corporation

5830 Granite Parkway, Suite 1100

Plano, Texas 75024

(214) 474-3103

Attention: Corporate Secretary

USE OF PROCEEDS

We estimate that the net proceeds to us from our issuance and sale of shares of our common stock in this offering will be approximately $          million, or approximately $          million if the underwriters exercise their option to purchase additional shares in full, based on a public offering price of $          per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering payable to us for general corporate purposes, which may include, among other things, funding for operations, research and development, capital expenditures, working capital, acceleration of the Company’s growth, expansion of the Company’s employee base and sales force, repayment or refinancing of indebtedness or payment of other corporate obligations, investments in a subsidiary and investments in existing or future projects. Pending their ultimate use, we intend to invest the net proceeds from this offering in marketable securities and short-term investments.

The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including our ability to gain access to additional financing. As a result, our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering.

DIVIDEND POLICY

We have not declared or paid a cash dividend on our capital stock following our spin-off from Integer Holdings Corporation, and we currently we do not intend to pay cash dividends. Our credit facility prohibits the payment of cash dividends without the prior written consent of our lenders, and allows the payment of stock dividends. The declaration and amount of any future cash or stock dividends, however, will be determined by our Board of Directors and will depend on our financial condition, earnings, corporate strategy and capital requirements, and any other factors that our Board of Directors believes are relevant.

DILUTION

If you invest in our common stock, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share that you will pay in this offering and the as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value as of September 30, 2017 was $16.4 million, or $1.52 per share, based on 10,745,653 shares of common stock outstanding as of such date. Historical net tangible book value per share represents our total tangible assets (total assets less intangible assets) less total liabilities, divided by 10,745,653 shares of common stock outstanding on September 30, 2017.

After giving effect to the sale of          shares of common stock in this offering at a public offering price of $          per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2017 would have been approximately $          million, or approximately $          per share. This amount represents an immediate increase in net tangible book value of $          per share to existing stockholders and an immediate dilution in net tangible book value of $          per share to new investors purchasing common stock in this offering.

Dilution per share to new investors is determined by subtracting pro forma net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:

Public offering price per share
Historical net tangible book value per share as of September 30, 2017		$1.52	$
Increase in net tangible book value per share attributable to new investors purchasing shares in this offering	$
Pro forma as adjusted net tangible book value per share after this offering			$
Dilution per share to new investors purchasing common stock in this offering			$

If the underwriters exercise their option to purchase additional shares in full at a public offering price of     $          per share, the pro forma as adjusted net tangible book value will increase to $          per share, representing an immediate increase in net tangible book value to existing stockholders of $          per share and immediate dilution in net tangible book value of $          per share to new investors.

The foregoing table and calculations are based on 10,745,653 shares of our common stock outstanding as of September 30, 2017 and excludes:

●	865,475 shares of our common stock issuable upon the exercise of stock options outstanding as of January 15, 2018 at a weighted-average exercise price of $6.78 per share;
●	420,074 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of January 15, 2018;
●	102,221 shares of common stock issuable upon the exercise of warrants granted to lenders under our credit facility outstanding as of January 15, 2018; and
●	778,631 shares of common stock available for future issuance as of January 15, 2018 under our 2016 Equity Plan.

To the extent that any awards or warrants are exercised, new awards are issued under our equity incentive plans or we otherwise issue additional shares of common stock in the future at a price less than the public offering price, there may be further dilution to new investors purchasing common stock in this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following summary describes certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income tax and does not deal with foreign, state or local tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income tax. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the United States Internal Revenue Code of 1986, as amended, or the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons subject to the alternative minimum tax or Medicare contribution tax, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

The below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation), nor an entity that is treated as a disregarded entity for U.S. federal income tax purposes (regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

This summary is for general information only and is not tax advice. Persons considering the purchase of our common stock pursuant to this offering should consult their tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

Distributions

Distributions, if any, made on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will first be treated as a return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock as described below under “— Gain on Disposition of Our Common Stock.”

Dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed applicable IRS Form W-8, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, such Non-U.S. Holder may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the graduated rates applicable to United States persons (as defined in the Code), unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation”, or “USRPHC”, within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

A Non-U.S. Holder described in (a) above, will generally be required to pay tax on the net gain derived from the sale at the graduated U.S. federal income tax rates applicable to United States persons (unless a specific treaty exemption applies), and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in (b) above, will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States).

In general, we would be a USRPHC if U.S. real property interests comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are treated as a USRPHC, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. If the foregoing exception does not apply, and if we are or were to become a USRPHC, a purchaser may be required to withhold 15% of the proceeds payable to a Non-U.S. Holder from a sale or other taxable disposition of our common stock and such Non-U.S. Holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons.

Information Reporting Requirements and Backup Withholding

Generally, payors must report information to the IRS with respect to any dividends paid including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed applicable IRS Form W-8 (provided that the payor does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed applicable IRS Form W-8 or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a United States person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts of tax withheld under the backup withholding rules may be allowed as a refund or credit against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

FATCA

The Foreign Account Tax Compliance Act, or FATCA, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and other specified non-U.S. entities unless certain due diligence, reporting, withholding and certification requirements are satisfied.

As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless: (a) the foreign entity is a “foreign financial institution” that undertakes specified due diligence, reporting, withholding and certification obligations or, in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such an agreement; (b) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors; or (c) the foreign entity otherwise is exempted under FATCA.

An intergovernmental agreement between the United States and an applicable non-U.S. government may modify these rules. Withholding is required with respect to dividends on our common stock and for dispositions that occur on or after January 1, 2019, with respect to gross proceeds from a sale or other disposition of our common stock.

If withholding is imposed under FATCA on a payment related to our common stock, a beneficial owner that is not a foreign financial institution and that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally may obtain a refund from the IRS by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

We have entered into an underwriting agreement with Piper Jaffray & Co., as representative of the underwriters named below, with respect to the shares of our common stock that we are offering hereby. Subject to certain conditions, each of the underwriters has agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Piper Jaffray & Co.
JMP Securities LLC
SunTrust Robinson Humphrey, Inc.
Total

The underwriting agreement provides that the obligations of the underwriters are several and not joint, are subject to certain conditions precedent and that the underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than shares covered by the underwriters’ option to purchase additional shares described below. In the event of a default by any underwriter, the underwriting agreement provides that, in certain circumstances, non-defaulting underwriters may increase their purchase commitments, or the underwriting agreement may be terminated.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel to the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Purchase Option

We have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of          additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. We will be obligated to sell these shares of common stock to the underwriters to the extent the purchase option is exercised.

Underwriting Discount

The underwriters propose to initially offer shares of our common stock directly to the public at the price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less than a concession of $          per share. If all of the shares of our common stock are not sold at the public offering price, the representatives of the underwriters may change the public offering price, the concession and the other selling terms.

The following table shows the public offering price, underwriting discount and proceeds to us, before expenses, on both a per-share and aggregate basis. The aggregate amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount and commissions	$	$	$
Proceeds to us, before expenses	$	$	$

We have agreed to reimburse the underwriters for certain expenses incurred by them in connection with the offering, including fees and expenses or underwriters’ counsel, up to a maximum of $125,000. We estimate that our total offering expenses, excluding the underwriting discount, will be approximately $          .

Indemnity

We have agreed to indemnify the underwriters and persons who control the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Lock-Up Agreements

We, and each of our executive officers and directors have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, without the prior written consent of the representative, not to:

●

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive common stock, whether owned currently or hereafter and whether owned beneficially or of record;

●

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock, options, rights or warrants, regardless of whether any such transaction is to be settled in cash, securities or otherwise;

●	make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock; or
●	publicly disclose the intention to do any of the foregoing.

These restrictions are expressly agreed to in order to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise. These restrictions are also subject to customary exceptions.

The representative may, in its sole discretion and at any time and from time to time, without notice, release all or any portion of the shares of our common stock and other securities that are restricted by these agreements from the restrictions listed above.

Stabilization Transactions

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including stabilizing transactions, short sales and purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or impeding a decline in the market price of our common stock while this offering is in progress. These transactions may include the sale by the underwriters of more shares than they are obligated to purchase under the underwriting agreement, creating a short position that may be either a covered short position or a naked short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares described above. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares described above. The underwriters also may sell shares in excess of their option to purchase additional shares, creating a naked short position to the extent of the excess. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

These transactions may have the effect of raising or maintaining the market price of the shares of our common stock or preventing or impeding a decline in the market price of the shares of our common stock. As a result, the price of the shares of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of our common stock. These transactions may be effected on The NASDAQ Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without notice.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on The NASDAQ Global Market during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Prospectus Delivery

A prospectus in electronic format may be made available by e-mail or on the websites maintained by the underwriters. In connection with this offering, the underwriters or certain securities dealers may distribute prospectuses electronically. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate shares of our common stock for sale to online brokerage account holders. Any such allocation of online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriters or syndicate member is not part of this prospectus, has not been approved and/or endorsed by the underwriters or us and should not be relied upon by investors.

Notices to Residents of Foreign Jurisdictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
●

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

●

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

●

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

●

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Canada

The common stock may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

Hong Kong

The common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:

o

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

o	where no consideration is or will be given for the transfer; or
o	where the transfer is by operation of law.

Switzerland

The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of common stock.

United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or DFSA, a regulatory authority of the Dubai International Financial Centre, or DIFC. The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The common shares may not be offered to the public in the UAE and/or any of the free zones.

The common shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

France

This prospectus (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).

This prospectus has not been and will not be submitted to the French Autorité des marchés financiers, or the AMF, for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:

●	the transaction does not require a prospectus to be submitted for approval to the AMF;
●

persons or entities referred to in Point 2°, Section II of Article L. 411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and

●

the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus. This prospectus has been distributed on the understanding that such recipients will only participate in the issue or sale of our common stock for their own account and undertake not to transfer, directly or indirectly, our common stock to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

Other Considerations

We expect that delivery of the shares of our common stock will be made to the purchasers against payment therefor on or about          , 2018, which will be the second business day following the date of pricing of the shares of common stock (referred to as “T+2”). Under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.

The underwriters and their affiliates may in the future from time to time provide investment banking and other financial services to us, for which they may receive customary fees and reimbursement for their expenses.

LEGAL MATTERS

The validity of the securities offered in this prospectus supplement will be passed upon for us by Dorsey & Whitney LLP, Dallas, Texas. O’Melveny & Myers LLP, Los Angeles, California is acting as counsel for the underwriters in connection with this offering.

Except as disclosed herein, no expert or counsel named in this prospectus supplement as having prepared or certified any part of this prospectus supplement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 30, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Dated October 24, 2017

Prospectus

$100,000,000

NUVECTRA CORPORATION

Common Stock
Preferred Stock

Depositary Shares

Warrants

Rights

Purchase Contracts

Units

We may offer and issue from time to time together or separately in one or more offerings the following securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of any such offer:

●	common stock, par value $0.001 per share;

●	preferred stock, par value $0.001 per share, in one or more series, which may be convertible into or exchangeable for common stock;

●	depositary shares representing an interest in a fractional share or multiple shares of our preferred stock;

●	warrants to purchase common stock or preferred stock;

●	rights to purchase common stock, preferred stock or warrants;

●	purchase contracts; and

●	units that include any of these securities.

The aggregate amount of the securities offered by us under this prospectus will not exceed $100,000,000. When we decide to sell particular securities, we will provide you with the specific terms and the public offering price of the securities we are then offering in one or more prospectus supplements to this prospectus. This prospectus provides a general description of the securities that we may offer. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities. The prospectus supplement may add to, change, update or supersede information contained in this prospectus. The prospectus supplement may also contain important information about U.S. Federal income tax consequences. You should read this prospectus, together with any applicable prospectus supplement and information incorporated by reference in this prospectus and any applicable prospectus supplement, carefully before you decide to invest.

Our common stock, par value $0.001 per share, is listed on the NASDAQ Global Market and trades under the ticker symbol “NVTR.” On October 3, 2017, the last reported sale price of our common stock on the NASDAQ Global Market was $13.12 per share. Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

These securities may be sold directly by us, to or through underwriters or dealers, through agents designated from time to time, through a combination of these methods, or through any other method permitted by law on a continuous or delayed basis. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names, any fees, commissions and discounts payable to them, and the nature of our arrangement with them in a prospectus supplement. The net proceeds we expect to receive from any such sale, and the contemplated use thereof, will also be included in a prospectus supplement.

The address of our principal executive offices is 5830 Granite Parkway, Suite 1100, Plano, Texas 75024. Our phone number is (214) 474-3103.

Investing in our securities involves risks. You should carefully consider the risk factors section beginning on page 2 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 24, 2017

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of each security. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, change, update or supersede the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. You should read the prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Available Information,” before investing in any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Available Information.”

You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the date of the document containing the information. Our business, financial condition, results of operations and prospects may have changed since then.

Unless otherwise indicated, all references in this prospectus to “Nuvectra,” the “Company,” “we,” “us,” and “our” mean Nuvectra Corporation and its subsidiaries. In this prospectus, we sometimes refer to the common stock, preferred stock, depositary shares, warrants, rights, purchase contracts and units collectively as the “securities.”

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included in or incorporated by reference into this prospectus and any prospectus supplement, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Available Information.” These risks, and additional risks not known to us or that we currently believe are immaterial, could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment.

Use of Proceeds

While detailed information regarding the use of proceeds from the sale of our securities will be described in the applicable prospectus supplement, we will have broad discretion over the use of the net proceeds from an offering of our securities. Because of the number and variability of factors that will determine our use of such proceeds, the Company’s ultimate use might vary substantially from its planned use. You may not agree with how we allocate or spend the proceeds from an offering of our securities. We may pursue acquisitions, collaborations or other opportunities that do not result in an increase in the market value of our securities, including the market value of our common shares, and that may increase our losses.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and other materials we will file with the SEC contain or will contain, certain “forward-looking statements” regarding business strategies, market potential, future financial performance and other matters. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “assume,” “intend,” “strategy,” “goals,” “objectives,” “potential,” “anticipate,” “plan” or “continue,” or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these words and similar expressions, among others. The matters discussed in these forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all important factors on our business or the extent to which any factor, or combination of such factors, may cause actual results to differ materially from those contained in any forward looking statements we may make. In light of these risks, uncertainties and assumptions, the forward looking events and circumstances discussed in this prospectus, any applicable prospectus supplement and the documents that we incorporate by reference in each, may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward looking statements.

Some of the important factors that could cause actual results to differ from our expectations include regional, national or global political, economic, business, competitive, market and regulatory conditions and the other important factors included in the section entitled “Risk Factors” in this prospectus and any prospectus supplement as well as in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K. We qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus, any applicable prospectus supplement or the documents that we incorporate by reference in each, whether as a result of any new information, future events, changed circumstances or otherwise.

All subsequent written and oral forward looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements may not occur, and you should not place any undue reliance on any of our forward-looking statements. Our forward-looking statements speak only as of the date made and we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

NUVECTRA CORPORATION

We are a neuromodulation medical device company focused on the development and commercialization of our neurostimulation technology platform for the treatment of various disorders through stimulation of tissues associated with the nervous system. Our neurostimulation technology platform has the capability to provide treatment to patients in several established neurostimulation markets, including spinal cord stimulation, sacral neuromodulation, deep brain stimulation, and other emerging neurostimulation markets. Following our spin-off from Integer Holdings Corporation, formerly known as Greatbatch, Inc. (“Integer”), we became an independent, publicly-traded company as of March 14, 2016, and our common stock began trading on the NASDAQ Global Market under the symbol “NVTR”. Prior to the spin-off, we were a wholly-owned subsidiary of Integer. We have three wholly-owned subsidiaries, Algostim, LLC, a Delaware limited liability company, PelviStim LLC, a Delaware limited liability company and NeuroNexus Technologies, Inc., a Michigan corporation.

Our mission is to help physicians improve the lives of people with chronic conditions through life-enhancing products and services.

Our corporate office is located at 5830 Granite Parkway, Suite 1100, Plano, Texas 75024. Our phone number is (214) 474-3103 and our website address is www.nuvectramed.com. Information contained on our website does not constitute part of this prospectus or any prospectus supplement.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities that may be offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information about us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.nuvectramed.com. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus or any prospectus supplement.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus (i) the documents listed below, (ii) any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of the offering covered by this prospectus and any prospectus supplement, and (iii) any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, in each case other than information furnished to the SEC (including information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit), which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended December 30, 2016, filed with the SEC on March 9, 2017;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, filed with the SEC on May 9, 2017 and August 8, 2017, respectively;

●

our Current Reports on Form 8-K, filed with the SEC on January 17, 2017, February 14, 2017, March 7, 2017, April 4, 2017, May 9, 2017, May 24, 2017, June 21, 2017, June 30, 2017, August 8, 2017, August 23, 2017 and September 5, 2017; and

●

the description of our common stock contained in the sections entitled “The Spin-Off,” “Listing and Trading of our Common Stock,” and “Dividend Policy” in Exhibit 99.1 of the Registration Statement on Form 10 (Registration No. 333-33379), filed with the SEC on July 30, 2015, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Nuvectra Corporation

5830 Granite Parkway, Suite 1100,

Plano, Texas 75024

(214) 474-3103

Attention: Corporate Secretary

USE OF PROCEEDS

Unless we inform you otherwise in an applicable prospectus supplement, we intend to use the net proceeds from the sales of the securities for general corporate purposes, which may include, among other things, funding for operations, capital expenditures, working capital, acceleration of the Company’s growth, expansion of the Company’s employee base and sales force, repayment or refinancing of indebtedness or payment of other corporate obligations, investments in a subsidiary, investments in existing or future projects or repurchasing or redeeming our securities. We may invest funds not required immediately for such purposes in marketable securities and short-term investments. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the specific offering and will be disclosed in the applicable prospectus supplement.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize certain material terms and provisions of the various types of securities that we may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. Any prospectus supplement may add, change, update or supersede the information contained in this prospectus. The prospectus supplement will also contain information, where applicable, about material U.S. Federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which are or will be filed with the SEC and will be available as described under the heading “Available Information” above.

To the extent the information contained in the prospectus supplement differs from the summaries provided in this prospectus, you should rely on the information in the prospectus supplement.

We may from time to time offer to sell together or separately in one or more offerings:

●	common stock, par value $0.001 per share;

●	preferred stock, par value $0.001 per share, in one or more series, which may be convertible into or exchangeable for common stock;

●	depositary shares representing an interest in a fractional share or multiple shares of our preferred stock;

●	warrants to purchase common stock or preferred stock, which preferred stock may be convertible into or exchangeable for common stock;

●	rights to purchase common stock, preferred stock or warrants, which may be convertible into or exchangeable for our common stock, preferred stock or warrants;

●	purchase contracts; and

●	units that include any of these securities.

Description of Capital Stock

The following is a summary description of the rights of our common stock and preferred stock and related provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

As of September 30, 2017, our authorized capital stock consisted of 100,000,000 shares of common stock, par value $0.001 per share, of which 10,745,653 shares were issued and outstanding, and 20,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding.

Common Stock

Subject to the provisions of our amended and restated certificate of incorporation and limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, we may issue our common stock from time to time upon such terms and for such consideration as may be determined by our Board of Directors. Generally, the issuance of common stock, up to the aggregate amounts authorized by our amended and restated certificate of incorporation and any limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, will not require approval of our stockholders.

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the directors standing for election.

Dividend Rights. The holders of our common stock are entitled to receive dividends (payable in cash, stock or otherwise), subject to any rights and preferences of any outstanding preferred stock, but only when and as declared by our Board of Directors out of the assets legally available for dividend payments.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our Company, after there is paid to or set aside for the holders of any class of stock having preference over our common stock the full amount to which such holders are entitled, then the holders of the common stock shall be entitled, after payment or provision for payment of all debts and liabilities of our Company, to receive the remaining assets of our Company available for distribution.

Other Matters. Our common stock carries no preemptive or other subscription rights to purchase shares of our stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

Our common stock is listed on the NASDAQ Global Market and trades under the ticker symbol “NVTR.” Our transfer agent and registrar is Computershare Trust Company, N.A.

The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock.

Preferred Stock

Subject to the provisions of our amended and restated certificate of incorporation and limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, we may issue our preferred stock in one or more series from time to time upon such terms and for such consideration as may be determined by our Board of Directors. Generally, the issuance of preferred stock, up to the aggregate amounts authorized by our amended and restated certificate of incorporation and any limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, will not require approval of our stockholders. Our Board of Directors has the authority to determine the number of shares of, and the rights, preferences and limitations of, each series of preferred stock, including, without limitation, the dividend rights, voting powers, preemptive rights, conversion or exchange rights, redemption rights, and liquidation preferences of any series of preferred stock.

The specific terms of any offering of preferred stock under this prospectus will be described in a prospectus supplement, which may include, without limitation, one or more of the following:

●	the designation, number of shares, seniority and purchase price of such series of preferred stock;

●	any liquidation preferences;

●	any redemption, repayment or sinking fund provisions;

●	any dividend rights, any dividend rate or rates, and the dates and places on which any such dividends will be payable;

●	any voting rights;

●

whether such preferred stock is convertible or exchangeable and, if so, the securities or rights into which such preferred stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected, including conversion or exchange prices or rates, the conversion or exchange period and any other related provisions; and

●	any other rights, preferences, privileges, limitations and restrictions of such series of preferred stock.

All shares of preferred stock offered will, when issued, be validly issued, fully paid and nonassessable.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could reduce the relative voting power of holders of our common stock. It could also delay a change in control of us, make it more difficult to remove our directors, and negatively affect any dividend payments or liquidation payments to the holders of our common stock.

Anti-Takeover Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the Delaware General Corporation Laws

Our amended and restated certificate of incorporation and amended and restated bylaws and the Delaware General Corporation Laws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are designed to, among other things, discourage coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to first negotiate with our Board of Directors in hopes of improving the terms of any such takeover bids.

Authorized but Unissued Capital Stock. We have 100,000,000 authorized shares of common stock and 20,000,000 authorized shares of preferred stock. Due to our authorized but unissued common stock and preferred stock, our Board of Directors may be able to discourage or make any attempt to obtain control of us more difficult. If, in the exercise of its fiduciary obligations, our Board of Directors determines that a takeover proposal is not in our best interest, the Board of Directors could issue a portion of these shares without stockholder approval, subject to any limitations prescribed by law or the rules of any stock exchange or automated quotation or system on which our securities may be listed or traded. These shares could be issued in one or more transactions that might prevent or make the completion of a proposed change of control transaction more difficult or costly by:

●	diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

●	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors; or

●	effecting an acquisition that might complicate or preclude the takeover.

In this regard, our amended and restated certificate of incorporation grants our Board of Directors broad power to establish the rights, preferences and limitations of the authorized and unissued shares of our preferred stock. For example, our Board of Directors could establish one or more series of preferred stock that entitle holders to:

●	vote separately as a class on any proposed merger or consolidation;

●	cast a proportionately larger vote together with our common stock on any proposed transaction or other voting matter;

●	elect directors having terms of office or voting rights greater than those of our other directors;

●	convert preferred stock into a greater number of shares of our common stock or other securities;

●	demand redemption at a specified price under prescribed circumstances related to a change of control of us; or

●	exercise other rights designed to impede a takeover.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Our amended and restated certificate of incorporation provide that any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting of stockholders, and may not be taken by the written consent of our stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of stockholders may, subject to the rights of holders of any series of preferred stock and unless otherwise prescribed by statute, be called only by our Board of Directors, the Chairman of our Board of Directors or our Chief Executive Officer. These provisions of our amended and restated certificate of incorporation and amended and restated bylaws could delay or discourage our stockholders from approving a proposed change of control transaction or taking other action, and may only be amended or repealed by the affirmative vote of at least sixty-six and two-thirds percent of the voting power of our issued and outstanding voting stock.

Amendment of our Amended and Restated Bylaws. Our amended and restated certificate of incorporation and amended and restated bylaws grant our Board of Directors the power to adopt, amend and repeal our amended and restated bylaws upon the affirmative vote of at least a majority of the authorized number of directors. Our stockholders may also adopt, amend or repeal our amended and restated bylaws by the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power of all of the then outstanding shares of stock having the power to vote in the election of directors, voting together as a single class.

Classified Board; Election and Removal of Directors. Our directors are divided into three classes serving staggered three-year terms, with only one class being elected each year by our stockholders. At each annual meeting of stockholders, directors are elected to succeed the class of directors whose terms have expired. The number of directors on the Board generally will be fixed exclusively by, and may be increased or decreased exclusively by, our Board of Directors.

Directors may be removed only for cause and by the affirmative vote of sixty-six and two-thirds percent of the voting power of our issued and outstanding voting stock then entitled to vote at an election of directors, voting together as a single class. A vacancy on our Board of Directors may be filled by the affirmative vote of a majority of the directors in office, and any director appointed to fill a vacancy serves for the remainder of the term of the class of directors in which the vacancy occurred.

This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Advance Notice Procedures for Director Nominations and Stockholder Proposals. Our amended and restated bylaws provide the manner in which stockholders may give notice of business to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our Board of Directors. Notice of stockholder proposals and director nominations must be timely given in writing to our Corporate Secretary. For notice to be timely, it must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. However, if the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered to, or mailed and received at, our principal executive offices not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day that the date of the annual meeting is made public.

With respect to a stockholder proposal, the notice must generally set forth, as to each item to be brought before the annual meeting, (i) a description of the proposal, the reasons for conducting such business at the annual meeting and any material interest in such business of each proposing person; (ii) the text of the proposal or business; (iii) the name and address, as they appear on our books, of the stockholder proposing the item and any other stockholders known by such stockholder to be supporting the proposal; (iv) the number of shares of each class or series of capital stock beneficially owned by the stockholder and each other stockholders known by such stockholder to be supporting the proposal as of the date of the notice; (v) a description of all formal or informal arrangements between or among the stockholder and any other person with respect to the proposal; and (vi) a description of any interest of the stockholder in the proposal. With respect to director nominations, in addition to the stockholder’s information set forth above the notice must generally set forth, as to each person whom the stockholder proposes to nominate, (a) the name, age and business and residential addresses of such nominee; (b) the principal occupation or employment of such nominee; (c) the number of shares of each class or series of capital stock beneficially owned by such nominee as of the date of the notice; (d) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act, and (e) a description of all arrangements or understandings between the stockholder and such nominee and any other person pursuant to which the nomination is being made.

These procedures may limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors.

Delaware Anti-Takeover Law. We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person who, together with his or her affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

●	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.

Section 203 may make it more difficult for an interested stockholder to effect various business combinations with us for a three-year period.

The above description of Section 203 of the Delaware General Corporation Law is intended as a summary only and is qualified in its entirety by reference to Section 203 of the Delaware General Corporation Law.

Limitation of Liability of Directors

Our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

●	for any breach of the duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

●	for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

●	for any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors and officers. Please see the discussion in Item 15 below, titled “Indemnification of Directors and Officers,” for more information.

DESCRIPTION OF DEPOSITARY SHARES

Set forth below is a description of the general terms and conditions of the depositary shares that may be offered under this prospectus. The specific terms and conditions of the depositary shares will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update or supersede the terms and conditions of the depositary shares as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement, deposit agreement and depositary receipts.

General

We may elect to offer fractional shares or some multiple of shares of preferred stock, rather than offer whole shares of preferred stock. If we choose to do this, we will issue receipts for depositary shares. Each depositary share will represent a fraction or some multiple of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $500,000,000. The prospectus supplement relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fraction or multiple of a share of preferred stock underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interest in or multiple of shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement.

Dividends and other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. However, the depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders.

Redemption of Depositary Shares

If a series of the preferred stock underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The redemption price for each depositary share will be equal to the applicable fraction or multiple of the redemption price for each share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of depositary shares will cease, except the right to receive the money, securities or other property payable upon the redemption and any money, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment that materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (i) all outstanding depositary shares issued under the agreement have been redeemed, or (ii) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither the depositary nor we will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

Set forth below is a description of the general terms and conditions of the warrants that may be offered under this prospectus. The specific terms and conditions of the warrants will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update or supersede the terms and conditions of the warrants as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement, warrant agreement and warrant certificate.

General

We may issue warrants for the purchase of our common stock or preferred stock. Warrants may be issued independently or together with any of our common stock, preferred stock or rights offered by a prospectus supplement, and may be attached to or separate from those offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as further set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificate representing a series of warrants, will be filed with the SEC in connection with the offering of a particular series of warrants.

Terms of Warrants

The prospectus supplement relating to a particular issue of warrants to purchase our common stock or preferred stock will describe the terms of those warrants, which may include, without limitation, one or more of the following:

●	the title or designation of the warrants;

●	the aggregate number of the warrants;

●	the price or prices at which the warrants will be issued;

●	the currency or currencies, including composite currencies or currency units, in which the exercise price of the warrants may be payable;

●

the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of the warrants, and the procedures and conditions relating to the exercise of the warrant securities;

●	the price at which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

●	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

●	whether the warrants will be issued in registered form or bearer form;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

●	if applicable, the designation and terms of the underlying warrant securities with which the warrants are issued and the number of the warrants issued with each such underlying warrant security;

●	if applicable, the date on and after which the warrants and the related underlying warrant securities will be separately transferable;

●	information with respect to book-entry procedures, if any; and

●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of common stock or preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase shares of our common stock or preferred stock, the holder will not have any rights as a holder of shares of our common stock or preferred stock, as the case may be, by virtue of ownership of the warrants.

DESCRIPTION OF RIGHTS

Set forth below is a description of the general terms and conditions of the rights that may be offered under this prospectus. The specific terms and conditions of the rights will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update or supersede the terms and conditions of the rights as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement, rights agent or subscription agent agreement and rights certificate.

General

We may issue rights to purchase common stock, preferred stock or warrants. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights issuance, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights issuance. Rights may be issued independently or together with any of our common stock, preferred stock or warrants offered by a prospectus supplement, and may be attached to or separate from those offered securities. Each series of rights will be issued under a separate rights agent or subscription agent agreement to be entered into between us and a bank or trust company, as rights agent or subscription agent, as applicable, all as further set forth in the prospectus supplement relating to the particular issue of rights. The rights agent or subscription agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. A copy of the form of rights agent or subscription agent agreement, including the form of rights certificate representing a series of rights, will be filed with the SEC in connection with the offering of a particular series of rights.

Terms of Rights

The prospectus supplement relating to a particular issue of rights to purchase our common stock, preferred stock or warrants will describe the terms of those rights, which may include, without limitation, one or more of the following:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate number of shares of common stock or preferred stock or warrants purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Exercise of Rights

Each right would entitle the holder of the right to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of common stock or preferred stock or warrants being offered. Holders may exercise rights at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised rights will be void. Holders may exercise rights as described in the prospectus supplement relating to the rights being issued. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Until a holder exercises the rights to purchase shares of our common stock or preferred stock or warrants, the holder will not have any rights as a holder of shares of our common stock or preferred stock or warrants, as the case may be, by virtue of ownership of the rights.

DESCRIPTION OF PURCHASE CONTRACTS

Set forth below is a description of the general terms and conditions of the purchase contracts that may be offered under this prospectus. The specific terms and conditions of the purchase contracts will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update or supersede the terms and conditions of the purchase contracts as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement and purchase contract.

General

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of shares of common stock or preferred stock, depositary shares, warrants or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of shares of common stock or preferred stock, depositary shares, warrants or any combination of the above. The price of the securities subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of our other securities described in this prospectus securing the holder’s obligations under the purchase contract.

If we issue a purchase contract as part of a unit, the applicable prospectus supplement will state whether the purchase contract will be separable from the other securities in the unit before the purchase contract settlement date. The purchase contracts may require holders to secure the holder’s obligations in a manner specified in the applicable prospectus supplement, and, in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

Terms

The prospectus supplement relating to a particular issue of purchase contracts will describe the terms of those purchase contracts, which may include, without limitation, one or more of the following:

●

whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

●	whether the purchase contracts are to be prepaid or not;

●	whether the purchase contracts will be issued as part of a unit and, if so, the other securities comprising the unit;

●	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance, or level of the securities subject to purchase under the purchase contract;

●	any acceleration, cancellation, termination, or other provisions relating to the settlement of the purchase contracts; and

●	whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

Set forth below is a description of the general terms and conditions of the units that may be offered under this prospectus. The specific terms and conditions of the units will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update or supersede the terms and conditions of the units as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement and unit agreement or indenture.

We may issue units consisting of one or more shares of common stock, shares of preferred stock, depositary shares, warrants, rights or any combination of such securities under this prospectus. The specific terms and conditions of the units will be described in a supplement to this prospectus which may include, without limitation, one or more of the following:

●	the title of the series of units;

●	identification and description of the separate securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the securities comprising the units will be separately transferrable; and

●	any other material terms of the units and the securities comprising such units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and any applicable prospectus supplement pursuant to underwritten public offerings, at-the-market offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through agents, underwriters or dealers, directly to one or more purchasers without using underwriters or agents, or through any other method permitted by applicable law and described in the applicable prospectus supplement. We may distribute the securities from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling our securities and disclose any commissions that we will pay to the agent in the applicable prospectus supplement. Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

Agents could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NASDAQ Global Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at-the-market” offering.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell our securities. To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then-prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time.

If we use a dealer, we, as principal, will sell our securities to the dealer. The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement. We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. In this case, no underwriters or dealer would be involved. We will describe the terms of any direct sales in the applicable prospectus supplement.

We may authorize underwriters, dealers or agents to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In connection with the sale of the securities offered by this prospectus, underwriters may receive compensation from us or from the purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions, which, in compliance with the guidelines of the Financial Industry Regulatory Authority, may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any prospectus supplement. Any underwriters, dealers or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

Unless otherwise specified in the applicable prospectus supplement, all securities offered under this prospectus will be a new issue of securities with no established trading market, other than the common stock, which is currently listed and traded on the NASDAQ Global Market. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any common stock sold by this prospectus will be listed for trading on the NASDAQ Global Market subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for any of the securities.

Any underwriter to whom securities are sold by us for public offering and sale may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice. No underwriter involved in an “at-the-market” distribution under this prospectus, no affiliate of such an underwriter and no person or company acting jointly or in concert with such an underwriter will over-allot securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the securities.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Melissa G. Beare, our Executive Vice President, General Counsel and Corporate Secretary. Any underwriters, dealers or agents will be represented by their own legal counsel named in the applicable prospectus supplement.

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 30, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$100,000,000

Nuvectra Corporation

Common Stock
Preferred Stock

Depositary Shares

Warrants

Rights

Purchase Contracts

Units

Prospectus

October 24, 2017

NUVECTRA CORPORATION

 Shares

of Common Stock

$          per share

Sole Book-Running Manager

Piper Jaffray

Co-Managers

JMP Securities	SunTrust Robinson Humphrey

          , 2018